Execution Copy

NUVEEN STRATEGY FUNDS, INC.

AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

WHEREAS, Nuveen Strategy Funds, Inc., a Maryland corporation (the “Company”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”), previously entered into a Fund Accounting Servicing Agreement dated January 1, 2011 (the “Agreement”); and

WHEREAS, pursuant to the Agreement, the Company has retained USBFS to provide accounting services to each series of the Company (each a “Fund” and collectively, the “Funds”); and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Directors.

WHEREAS, the Company and USBFS wish to amend the Agreement as set forth below.

NOW, THEREFORE, the parties agree as follows:

1.	Section 15. Term of Agreement; Amendment is hereby superseded and replaced in its entirety with the following:

Section 15. Term of Agreement; Amendment

This Agreement is effective as of August 1, 2015 and will continue in effect for a period of five (5) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach by the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

2.	Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

3.	Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

Except as otherwise expressly provided herein, the Agreement shall continue in full force and effect in accordance with all of its terms and conditions.

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the 1st day of August, 2015.

NUVEEN STRATEGY FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Stephen D. Foy	By: /s/ Michael R. McVoy

Name: Stephen D. Foy	Name: Michael R. McVoy

Title: Vice President & Controller	Title: Executive Senior Vice President

Amended Exhibit A to the Fund Accounting Servicing Agreement

Execution Copy

Separate Series of Nuveen Strategy Funds, Inc.

Name of Series

Nuveen Strategy Aggressive Growth Allocation Fund

Nuveen Strategy Balanced Allocation Fund

Nuveen Strategy Conservative Allocation Fund

Nuveen Strategy Growth Allocation Fund

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